Exhibit 23

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-159840 and 333-176871) and Form S-8 (Nos. 333-104930 and 333-106190) of our report dated March 9, 2012, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009.  We also consent to the incorporation by reference of our report dated March 9, 2012, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2011, which report is included in the Annual Report on Form 10-K.

/s/  BKD, LLP

Springfield, Missouri
March 9, 2012